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                                 PROMISSORY NOTE

No. 1
$112,112,799
May 9, 2001
Englewood, Colorado

            FOR VALUE RECEIVED, the undersigned, Liberty Satellite, LLC, a Delaware limited liability company ("Maker"), promises to pay to the order of Liberty Satellite & Technology, Inc., a Delaware corporation ("Payee"), at 7600 East Orchard Road, Suite 330, Englewood, Colorado 80111, or at such other place as Payee may from time to time designate by written notice to Maker, in lawful money of the United States of America, the sum equal to ONE HUNDRED TWELVE MILLION ONE HUNDRED TWELVE THOUSAND SEVEN HUNDRED NINETY NINE dollars ($112,112,799) plus interest from the date of this Note on the unpaid balance. All principal and interest is to be paid without setoff or counterclaim as set forth below.

            Maker further agrees as follows:

      Section 1. INTEREST RATE.

            (a) Except as provided in Section 1(c) below, this Note will bear interest at a per annum rate of 6.5% (the "Interest Rate") from the date hereof until this Note is paid in full. Interest on this Note shall be payable quarterly in arrears on the last business day of March, June, September and December. Accrued but unpaid interest shall be payable at maturity and at the time of any payment or prepayment of principal.

            (b) Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

            (c) From and after the occurrence (and during the continuation) of an Event of Default (as defined below), and before as well as after judgment, all unpaid principal and accrued interest shall bear interest until it is paid at two percent (2%) in excess of the Interest Rate otherwise applicable to the unpaid balance under this Note.

            (d) All agreements between Maker and Payee are expressly limited so that in no contingency or event whatsoever shall the interest paid or agreed to be paid to Payee for the use, forbearance, or detention of the indebtedness evidenced by this Note exceed the maximum rate permissible under applicable law (the "Maximum Rate"). If under any circumstance Payee should ever receive an amount which would represent interest in excess of the Maximum Rate, such amount as would be excessive interest shall be applied to the reduction of the principal amount owing under this Note and not to the payment of interest.

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      Section 2. PAYMENTS.

            (a) All or any outstanding amounts owing under this Note, including unpaid interest and principal, shall be due and payable three business days after Payee's written demand therefor (including, without limitation, any written demand delivered by telecopier) given at any time on or after the date hereof, and in any event, all outstanding amounts owing under this Note, including unpaid interest and principal, shall be due and payable on March 10, 2001.

            (b) Maker shall have the right to prepay this Note in full at any time or in part from time to time and without premium or penalty, upon three business days' notice to Payee of Maker's intention to prepay this Note.

            (c) All payments of any amounts owed under this Note shall be applied first to costs, if any, owed pursuant to Section 5, then to accrued interest and then to principal.

      Section 3. DEFAULT. Upon the occurrence of any of the following events (each an "Event of Default") then (a) if such event is an Event of Default specified in clause (iii), (iv) or (v), the entire unpaid principal amount of this Note, together with any accrued but unpaid interest, shall become immediately due and payable, and (b) if such event is any other Event of Default, Payee may declare all amounts owed pursuant to this Note to be due and payable forthwith, whereupon the same shall immediately become due and payable:

            (i) any failure on the part of Maker to make any payment when due, whether by acceleration or otherwise;

            (ii) any failure on the part of Maker to keep or perform any of the terms or provisions (other than payment) of this Note;

            (iii) Maker commences (or takes any action for the purpose of commencing) any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute;

            (iv) a proceeding shall be commenced against Maker under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute, and relief is ordered against it, or the proceeding is controverted but is not dismissed within sixty (60) days after commencement thereof;

            (v) Maker consents to or suffers the appointment of a receiver, trustee, or custodian to any substantial part of its assets that is not vacated within thirty (30) days; or

            (vi) Maker shall breach any of its representations or warranties contained in this Note or any of its agreements contained in the Security Agreement (defined below).

      Section 4.   WAIVERS.

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            (a) Maker waives demand, presentment, protest, notice of protest, notice of dishonor, and all other notices or demands of any kind or nature with respect to this Note.

             (b) Maker agrees that a waiver of rights under this Note shall not be deemed to be made by Payee unless such waiver shall be in writing, duly signed by Payee, and each such waiver, if any, shall apply only with respect to the specific instance involved and shall in no way impair the rights of Payee or the obligations of Maker in any other respect at any other time.

             (c) Maker agrees that in the event Payee demands or accepts partial payment of this Note, such demand or acceptance shall not be deemed to constitute a waiver of any right to demand the entire unpaid principal of and interest on this Note at any time in accordance with the terms of this Note.

      Section 5. COLLECTION COSTS. Maker will upon demand pay to Payee the amount of any and all reasonable costs and expenses including, without limitation, the reasonable fees and disbursements of its counsel (whether or not suit is instituted) and of any experts and agents, which Payee may incur in connection with the enforcement of this Note.

      Section 6. ASSIGNMENT OF NOTE. The Maker will not be permitted to assign or transfer this Note or any of its obligations under this Note in any manner whatsoever except with the prior written consent of the payee.

      Section 7. SECURITY FOR NOTE. Maker's obligations under this Note are secured by beneficial interests in the Liberty PCS Trust ("Trust"), which interests are represented by Certificate Numbers 11 and 12, pursuant to the Security Agreement, dated the date hereof, between Maker and Payee attached hereto as Exhibit C.

      Section 8. [Reserved].

      Section 9. REPRESENTATIONS AND WARRANTIES OF MAKER. Marker hereby represents and warrants to Payee that:

            (a) it is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of its formation; and it has full power and authority to carry on its business as currently conducted and to own, lease, use and operate its assets and properties at the places currently located and in the manner currently used and operated;

            (b) it has all requisite power and authority to enter into, deliver and perform its obligations under this Note and the Security Agreement;

            (c) it has duly executed and delivered this Note and the Security Agreement and such agreements constitute the legal, valid and binding obligations of it, enforceable against it in accordance with their respective terms; and

            (d) the Collar (defined below) and the Loan (defined below) are each in full force and effect and Maker is not aware of any material breaches under such documents. For purposes

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hereof: (i) "Collar" means the collar transaction entered into between
[Financial Institution] and the Trust with respect to 5,084,745 shares of the PCS Common Stock - Series 2 of Sprint Corporation pursuant to the confirmation, dated as of June 29, 2000, between the Trust and [Financial Institution]; and (ii) "Loan" means the loan transaction entered into between [Financial Institution] and the Trust pursuant to the Amended and Restated Loan Agreement, dated as of November 3, 2000.

      Section 10.  MISCELLANEOUS.

            (a) This Note may be modified only by a written agreement signed by the party against whom enforcement of any waiver, change, or discharge is sought. This Note may not be modified by an oral agreement, even if supported by new consideration.

            (b) This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to such state's principles of conflict of laws which would apply the laws of a jurisdiction other than the State of New York.

             (c) Subject to Section 6, the covenants, terms, and conditions contained in this Note apply to and bind the successors and assigns of the parties.

            (d) This Note and the Security Agreement constitute a final written expression of all the terms of the agreement between the parties regarding the subject matter hereof, are complete and exclusive statements of those terms, and supersede all prior and contemporaneous agreements, understandings, and representations between the parties. If any provision or any word, term, clause, or other part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note shall not be affected and shall remain in full force and effect.

            (e) All notices, consents, or other communications provided for in this Note or otherwise required by law shall be in writing (including a written communication sent by telecopier or email) and may be given to or made upon the respective parties at the following mailing addresses:

            Payee:      Liberty Satellite & Technology, Inc.
                        7600 East Orchard Road, Suite 330
                        Englewood, Colorado 80111
                        Attention: General Counsel
                        Fax:  (303) 268-5467

            Maker:      Liberty Satellite, LLC
                        7600 East Orchard Road, Suite 330
                        Englewood, Colorado 80111
                        Attention: General Counsel
                        Fax:  (303) 268-5467

Such addresses may be changed by notice given as provided in this subsection. Notices shall be effective upon the date of receipt; provided, however, that a notice (other than a notice of a

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changed address) sent by certified or registered U.S. mail, with postage prepaid, shall be presumed received no later than three (3) business days following the date of sending.

            (f) Time is of the essence under this Note.

IN WITNESS WHEREOF, Maker has executed this Note effective as of the date first set forth above.

                              LIBERTY SATELLITE LLC


                              By:_____________________
                              Name:
                              Title:




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